AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1999

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  NEXMED, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                     NEVADA
                 (State or Other Jurisdiction of Incorporation)

                                   87-0449967
                     (I.R.S. Employer Identification Number)

                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-9688
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                  VIVIAN H. LIU
                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-1623
                           (609) 208-1868 (FACSIMILE)
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

                              SELIG D. SACKS, ESQ.
                        PRYOR CASHMAN SHERMAN & FLYNN LLP
                                 410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           (212) 326-0806 (FACSIMILE)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after the Registration Statement becomes effective.

      If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

      If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                  Proposed
                                 Amount             Proposed Maximum               Maximum                Amount of
   Title of Shares to             to be              Aggregate Price              Aggregate              Registration
     be Registered             Registered              Per Share *             Offering Price *              Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                   10,657,478                $4.125                 $43,962,096.75            $8,800.00
($0.001 par value)
=========================================================================================================================

* Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low prices reported in the consolidated reporting system as of November 30, 1999.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                                   PROSPECTUS

                                  NEXMED, INC.

                                10,657,478 Shares
                                  Common Stock

      NexMed, Inc., a Nevada corporation, is a development stage medical and pharmaceutical technology company with a focus on developing and commercializing therapeutic products based upon proprietary delivery systems. The persons listed as our selling shareholders in this prospectus are offering and selling up to 10,657,478 shares of our common stock. 14,726,688 shares of our common stock are currently issued and 2,835,826 of the shares are issuable to our selling shareholders pursuant to the terms of certain of our outstanding warrants. Although we will receive the exercise price of any warrants exercised by selling shareholders, all net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

      The selling shareholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

      Our common stock is traded on the over-the-counter bulletin board under the ticker symbol "NEXM." The closing price of our common stock on November 30, 1999, was $4.06 per share.

      The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 8, in determining whether to purchase shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December __, 1999

      We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION ...................................................    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................    3

INFORMATION ABOUT US ....................................................    4

RISK FACTORS ............................................................    8

USE OF PROCEEDS .........................................................   15

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ..........................   15

SELLING SHAREHOLDERS ....................................................   15

PLAN OF DISTRIBUTION ....................................................   19

DESCRIPTION OF SECURITIES TO BE REGISTERED ..............................   20

LEGAL MATTERS ...........................................................   21

EXPERTS .................................................................   21

                              AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have an internet website address at http:/www.nexmed.com. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Securities and Exchange Commission's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

      (1) Our Annual Report on Form 10-KSB (File No. 0-22245) for the fiscal year ended December 31, 1998;

      (2) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended March 31, 1999;

      (3) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended June 30, 1999;

      (4) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended September 30, 1999;

      (5)   Our Current Report on Form 8-K (File No. 0-22245), dated June 2,
            1999;

      (6) Our Current Report on Form 8-K (File No. 0-22245), dated October 8, 1999; and

      (7) The description of our common stock and our articles of incorporation and bylaws, both contained in our Registration Statement on Form 10-SB (File No. 0-22245), dated March 14, 1997, including any amendment or report filed for the purpose of updating such information.

      You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                                  NexMed, Inc.
                             350 Corporate Boulevard
                         Robbinsville, New Jersey 08691
                          Attention: Ms. Vivian H. Liu

                                 (609) 208-1623

      You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

      All references in this prospectus to "we," "us," or "our" include NexMed,Inc., a Nevada corporation, and any subsidiaries or other entities that we own or control. All references in this prospectus to "common stock" refer to our common stock, par value $.001 per share. All references in this prospectus to "warrants," refer to the series of warrants to purchase common stock purchased by the selling shareholders together with the common stock.

                              INFORMATION ABOUT US

      We were incorporated in Nevada in 1987. In 1994, after a period of inactivity, we became a development stage medical and pharmaceutical technology company. Since 1994, we have focussed on developing and commercializing therapeutic products based on proprietary delivery systems. We are currently focussing on developing and commercializing the following products: (1) topical treatment products based on a penetration enhancement technology known as NexACT(R), which may enhance absorption of the active drug through the skin, and
(2) the Viratrol(R) device, a proprietary therapeutic medical device that may treat herpes simplex disease by topically delivering an electrical current to an infected site and blocking lesions from forming or shortening healing time for preexisting lesions. We intend to (1) continue to research, develop and market, domestically and internationally, our proprietary pharmaceutical products, and
(2) develop a business strategy to attract strategic partners with resources sufficient to further develop and market our proposed products.

Development of Topical Treatment Products.

      Drug Delivery Enhancement Technology. In October 1996, we acquired rights and interests, including patents, patent applications, trade secrets and know-how, relating to absorption enhancers for topical pharmaceutical formulations from Odontex, Inc., a Kansas-based company, in exchange for 75,000 shares of our common stock. We registered the trademark NexACT(R) as the name for the transdermal drug delivery technology. The NexACT(R) technology is designed to enhance absorption of an active drug through the skin, overcoming the skin's natural barrier properties and enabling high concentrations of the active drug to rapidly penetrate the desired site of the skin or extremity. Successful application of the NexACT(R) technology would improve therapeutic outcomes and reduce gastrointestinal or other systemic side effects that often accompany oral medications. We intend to combine this technology with drugs such as (1) alprostadil and acyclovir to develop new topically applied products to treat diseases and disorders such as male and female sexual dysfunction (impotence), and oral and genital herpes and (2) ibuprofen and ketoprofen to develop new topically applied products for pain management of arthritis.

      We acquired two U.S. patents, a pending U.S. patent application and a pending international patent application from Odontex, Inc. The international patent application is currently pending in Canada, China, the European Patent Office, New Zealand and the Russian Federation. We have filed three additional patent applications in the U.S. and two corresponding international applications under the Patent Cooperation Treaty relating to the NexACT(R) technology.

      We intend to continue our efforts developing topical treatments based on the NexACT(R) technology, with immediate system development efforts directed to drugs (1) previously approved by the FDA, (2) with proven efficacy and safety profiles, (3) with patents expiring or expired and (4) with proven market records and potential. In furtherance of these efforts and for the next twelve months, we will continue to use laboratory space at the Higuchi Biosciences Center of the University of Kansas pursuant to a research agreement with the university. We have retained advisors, consultants and employees at the Higuchi Biosciences Center to assist with our development efforts.

      Products Under Development. We are currently focussing research and development efforts on the following leading candidates for topical treatment products:

      (1) Alprox-TD(R) is an alprostadil-based topical treatment cream intended to treat mild to moderate male erectile dysfunction (impotence), commonly referred to as "ED." Our clinical studies have demonstrated that NexACT(R) enhancers promote the absorption of alprostadil and improve clinical responses. In February 1998, we completed a 60-patient (30 male and 30 female) Phase I study on the Alprox-TD(R) cream in the United States. We completed the pre-Phase II toxicology studies in the United States in October, 1999 and, having received clearance from the FDA, initiated activities in association with planned Phase II studies in the United States in October 1999. We completed Phase III double blind and open label clinical studies in China that evaluated 143 men. In January 1999, we submitted a "New Drug Application" to the China State Drug Administration for approval to distribute the Alprox-TD(R) product in China.

      (2) Femprox(TM) is an alprostadil-based cream product intended for the treatment of female sexual dysfunction. In February 1998, we completed an eight-patient Phase I clinical study for safety and efficacy and are waiting for the FDA to review the related data.

      Advisors, Consultants, Researchers and Employees in the Absorption Enhancement Field. We currently employ Dr. Servet Buyuktimkin as Director of Drug Delivery Research and Dr. Nadir Buyuktimkin as Director of Formulation Research to conduct research at our laboratories at the Higuchi Biosciences Center of the University of Kansas. Dr. Servet Buyuktimkin and Dr. Nadir Buyuktimkin are co-developers and authors of several publications and presentations relating to our NexACT(R) enhancers. Dr. J. Howard Rytting, a co-developer of the NexACT(R) enhancers and professor in the Department of Pharmaceutical Chemistry of the School of Pharmacy of the University of Kansas, is a member of our Scientific Advisory Board. Pursuant to a research agreement with the University of Kansas, we are funding Dr. Rytting's research efforts to develop new methodologies involving penetration enhancement research. Although the university would own any patents resulting from such efforts, we have the right to exclusively license any technology resulting from such efforts.

Viratrol(R) Herpes Treatment Device.

      The Viratrol(R) device is a hand-held non-invasive therapeutic device designed to treat herpes simplex diseases. The device topically delivers a minute electrical current to an infected site and may block lesions from forming and/or shorten healing time once lesions develop. We developed the commercial prototype of Viratrol(R) from technology and patents that recently materialized through our development efforts on a device designed for similar use that we acquired in 1994. We completed a Phase II study on the Viratrol(R) device in China in 1997. All ten patients with recurrent herpes labialis (cold sores) involved in the study experienced full remission of symptoms after one to three days of the device-application regimen. Although we initiated a 60-patient double-blind study in China that we expected to complete in 1998, we discontinued the study because the organization we hired to manage the study was unable to timely complete and provide us with the data.

      We have (1) two patents on the current version of the device (2) one "Continuation-In-Part" patent and (3) one patent application currently under review by the U.S. Patent and Trademark Office. In 1998, we filed international patent applications corresponding to our October 1997 application currently pending under the Patent Cooperation Treaty, in Japan, China, Taiwan, Korea, Israel, Canada, Mexico and the European Economic Community. We plan to file additional patents to continue expanding the protective coverage of the device. However, patent approval does not assure regulatory approval.

      In October 1998, we transferred to our wholly-owned subsidiary, New Brunswick Medical, Inc., a Delaware corporation, our rights to develop, manufacture and market the Viratrol(R) herpes treatment device in the United States in exchange for 9,500 shares of its common stock. Subsequently, New Brunswick Medical, Inc. issued 500 shares of its common stock to a private investor in exchange for $500,000. In June 1999, we acquired all 500 shares from the private investor in exchange for a consideration of approximately $500,000, consisting of 233,333 shares of our common stock and the forgiveness of a $150,000 note receivable from such private investor. We intend to raise additional funding for the development of the Viratrol(R) device from private investors in and strategic partners of New Brunswick Medical, Inc.

Chinese Joint Venture.

      We have recently decided and taken steps to concentrate our efforts on proprietary product development rather than devoting additional efforts to selling and marketing generic drugs. On May 17, 1999, our wholly-owned subsidiary, NexMed International Limited, a British Virgin Islands company, sold all of the issued and outstanding capital stock of its wholly-owned subsidiary, NexMed (Asia) Limited, to Vergemont International Limited, a Turks and Caicos Islands company with operations based in Hong Kong. Vergemont International Limited obtained NexMed (Asia) Limited's primary asset, its 70% holding in NexMed Pharmaceuticals (Zhongshan) Ltd., a Chinese joint venture company we formed through NexMed (Asia) Limited with Zhongshan Xiaolan Pharmaceutical Factory (the "Factory") in 1997. The assets of the Chinese joint venture company included, among other things, the Factory's (1) sales and customer base, (2) distribution network, (3) licenses to market 141 generic drugs in China, (4) 17 registered trademarks for the Chinese market, (5) import and export licenses for finished products and raw materials, and (6) equipment and technology for the production of various pharmaceutical dosage forms, including tablets, capsules, oral solutions and injections.

      Through our participation and recent sale of our interest in the Chinese joint venture company, we achieved four significant goals: (1) we successfully completed Phase II studies on the Befar(TM) cream, which is a different name under which we plan on marketing the Alprox-TD(R) product, in China and filed an application for marketing approval with the China State Drug Administration; (2) we gained valuable clinical data for ongoing discussions with potential co-development partners for selected markets, including the United States, Japan and Europe, and for our proposed Phase II studies in the United States; (3) we substantially completed the construction of a state-of-the art manufacturing facility meeting good manufacturing practice standards for the production of the Befar(TM) cream; and (4) we have concentrated our efforts on proprietary product development rather than devoting additional efforts to the sale and marketing of generic drugs.

      In exchange for all the issued and outstanding shares of capital stock of NexMed (Asia) Limited, (1) NexMed International Limited received $4,000,000, comprised of $2,000,000 in cash and two promissory notes each for $1,000,000, due on November 12, 1999 and June 30, 2000, respectively and (2) we granted Vergemont International Limited warrants to purchase 2,000,000 shares of our common stock, exercisable at $3.00 per share. In addition, NexMed International Limited and Vergemont International Limited entered into a license agreement pursuant to which (1) Vergemont International Limited has an exclusive right to manufacture and market in China and Asian Pacific countries our ED treatment cream and four other of our proprietary products under development and (2) we will receive royalty on sales and supply to NexMed (Asia) Limited, on a cost plus basis, the NexACT(R) enhancers that are essential in the formulation and production of our proprietary topical treatments. We have also agreed that until May 2000, Dr. Joseph Mo, our President and Chief Executive Officer, will actively manage the joint venture company's operations and anticipated approval and launch of our proprietary ED treatment in China.

Potential Corporate Alliances.

      We are currently discussing and negotiating potential corporate alliances relating to the research and development of our proprietary products under development with various United States and international pharmaceutical and medical companies. We are hopeful, but cannot assure you, that we will consummate one or more definitive agreements as a result of our discussions and negotiations.

Company History.

      We were organized under the laws of the state of Nevada in October 1987 under the name Target Capital, Inc. We raised initial funds as a blind pool. Because our early business plans were not productive, we became inactive until early 1994 and our records prior to 1994 are not complete. In 1994, we changed our name to BioElectric, Inc and in 1995, we changed our name to NexMed, Inc. to reflect our broader-based business objectives.

                                  RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk only those persons who are able to lose their entire investment should purchase these securities. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock.

      We have incurred and will continue to incur operating losses and we may be unable to operate as a going concern. Our current business operations began in 1994 and we have a limited operating history. We may encounter delays, uncertainties and complications typically encountered by newly found businesses. We have not marketed or generated revenues from our products under development. We are not profitable and have incurred significant operating losses since our inception, and we have an accumulated deficit of $15,228,128 at September 30, 1999. Even if we eventually generate revenues from sales of our products currently under development, we expect to incur significant operating losses over the next several years. Our ability to become profitable will depend on our
(1) development of our proposed products, (2) obtainment of regulatory approvals of our proposed products and (3) success in manufacturing, distributing and marketing our proposed products. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt as to our ability to do so.

      Our proposed products are in the early stage of development and may fail. We do not currently sell any proprietary products and do not expect to have any products commercially available for several years. Our proposed products, including products utilizing the NexACT(R) technology and the Viratrol(R) device, are in an early stage of development and require (1) additional research and development, (2) preclinical studies, (3) clinical testing, (4) regulatory approval, and (5) additional investment prior to their commercialization. Our proposed products are subject to the risks of failure associated with the establishment and development of products based upon innovative or novel technologies. Among these risks are the following:

      o     research and development activities we fund may not be successful;

      o our products under development may not prove to be safe and effective;

      o     we may not complete our preclinical or clinical development work;

      o we may not obtain FDA or foreign regulatory approvals of our products;

      o our products may not be commercially viable or successfully marketed.

      o third parties may hold proprietary rights that could preclude us from marketing our products; and

      o we may never achieve significant revenues from our products under development even if the FDA or foreign authorities approve them.

      Our failure to receive governmental approvals for our proposed products on a timely basis, or ever, could damage our business, financial condition and results of operations. Governmental authorities in the United States and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. None of our products under development have been approved for marketing in the United States or elsewhere. Before we market any pharmaceutical products we develop or license, we must obtain FDA and comparable foreign agency approval through an extensive approval process. This process includes costly and time-consuming procedures to establish product safety and effectiveness, including the following:

      o     lengthy and detailed preclinical studies;

      o     clinical trials;

      o     sampling activities;

      o     testing and questions by the FDA and comparable foreign agencies;
            and

      o confirmation by the FDA and comparable foreign agencies that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing.

Our failure to obtain requisite governmental approvals timely or at all or our failure to obtain approvals of the scope requested will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

      Variations of foreign requirements could delay our introduction of products into countries outside the United States and limit our marketing scope. If we sell our products outside the United States, we will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. Our failure to meet each foreign country's requirements could delay our introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

      Our failure to comply with regulatory requirements could subject us to regulatory or enforcement actions. Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

      o     recalls or seizures of our proposed products,

      o     restrictions on marketing of our proposed products,

      o regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

      o     enhanced product liability exposure,

      o     injunctions,

      o     civil penalties, or

      o     criminal prosecution.

      We need, but may be unable, to raise additional funds to continue our operations. We need substantial additional funding to research and further develop our proposed products and to manufacture and market any of our products that may be approved by the FDA or foreign regulatory agencies. Our cash requirements may vary depending on the following:

      o     the progress of our research and development programs,

      o     results of our clinical studies,

      o     the timing of our regulatory submissions, and

      o our acquisition of additional proprietary pharmaceutical technologies and their requisite research and development programs.

Although we expect to raise more funds through joint ventures and/or additional debt or equity financing, we have not made arrangements and may not be able to obtain additional financing on acceptable terms, or at all. If we cannot obtain additional financing, we may need to modify our business objectives or reduce or cease certain or all of our product development programs and other operations. As a result, you could lose much or all of your investment.

      We depend on patents, licenses and proprietary rights to protect us against competitors. We will seek proprietary protection for our medical and pharmaceutical products to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success depends on our ability to (1) obtain effective patent protection for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets and (4) operate without infringing upon the proprietary rights of others.

      Patents, licenses and other proprietary rights may not fully protect us. Our patent position in the United States and other countries is highly uncertain and involves complex legal and factual questions. No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies. Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology. Any of our patents could infringe upon the claims of third-party patents or be invalidated or circumvented.

      Our patent applications may not be approved on a timely basis or ever. The patent application and issuance process takes several months, if not years, and may be expensive. We might not obtain patents for NexACT(R) or Viratrol(R) or other technology or products that we may develop. In addition, we do not have and may never obtain international patents covering all of the claims of our U.S. patents.

      Our commercial success depends upon our avoidance of infringement of patents issued to competitors. Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent applications filed by third parties. We may need to defend or enforce our patent and license rights or determine the scope and validity of the proprietary rights of others through litigation. Defense and enforcement of patent claims may be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities. In the event of an unfavorable outcome, we may be required to:

      o     assume significant liabilities to third parties,

      o     obtain licenses from third parties,

      o     alter our products or processes, or

      o cease altogether any of our related research and development activities or product sales.

      We rely on agreements with third parties to protect our rights to certain technology. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

      We do not have manufacturing capability and will depend on third-party manufacturers. We do not own a manufacturing facility and will rely on outside manufacturers to produce our proposed products. To be successful, manufacturers must produce our products in commercial quantities at acceptable costs and in compliance with regulatory requirements of the FDA or comparable foreign agencies. The FDA periodically inspects manufacturing facilities within the United States and manufacturing facilities outside the United States whose drugs are marketed in the United States. Failure of third-party suppliers or manufacturers of our proposed products to meet good manufacturing practice standards and comply with FDA or foreign regulatory requirements would adversely affect our business, financial condition and results of operations.

      We lack marketing and distribution expertise and will depend on third parties to market and distribute our products. We will need to devote substantial marketing efforts to achieve market acceptance for products based on the NexACT(R) technology, the Viratrol(R) device and any of our other proposed products. We will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend on our ability to establish (1) successful arrangements with domestic and international distributors and marketing partners and (2) an effective internal marketing organization. We currently have no sales force or marketing organization and will need, but may be unable, to attract and retain qualified or experienced marketing and sales personnel.

      Healthcare reform may cause uncertainty of product pricing and reimbursement. Reduction of healthcare costs may reduce revenues and profitability of our medical and pharmaceutical technology products. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, federal and state agencies have proposed similar governmental control and the United States Congress has recently considered legislative and regulatory reforms that may affect companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly the United States, could adversely effect our business. Successful commercialization of our products will depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if we succeed in bringing one or more products to market, reimbursement to consumers may not be available or sufficient to allow us to realize an appropriate return on our investment and product development or sell our products on a competitive basis.

      We depend on key personnel and consultants whose continued service is not guaranteed. We depend on our officers and directors, Scientific Advisory Board members, consultants and collaborating scientists, including Y. Joseph Mo, Ph.D., Chairman of our Board of Directors, President and Chief Executive Officer; James L. Yeager, Ph.D., Vice President, Research and Development and Business Development, and director; and Vivian H. Liu, Chief Financial Officer, Vice President, Corporate Affairs and Secretary. Loss of their services could adversely affect our business. We may not be able to attract and retain additional management or other key personnel capable of developing our proposed products.

      The medical and pharmaceutical industry is highly competitive and many of our competitors have greater financial and technological resources. We are engaged in a highly competitive industry. We expect increased competition from numerous existing companies, including large international enterprises, and others entering the industry. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.

      Certain treatments for ED, such as needle injection therapy, vacuum constriction devices, penile implants, transurethral absorption and oral medications, currently exist, have been approved for sale in certain markets and are being improved. Currently known products for the treatment of ED developed or under development by our competitors include the following: (1) Caverject(R), Pharmacia & Upjohn Company's needle injection therapy; (2) Viagra(R), Pfizer, Inc.'s product to treat ED that was approved by the FDA in March 1998 and has exceeded one billion dollar in sales since its introduction; and (3) MUSE(R), Vivus, Inc.'s device for intra-urethral delivery of a suppository containing alprostadil have each been approved for sale in the U.S. and several international markets . In addition, the following products are currently under development: (1) Topiglan(R), a topical treatment based on a proprietary drug delivery system under development by Macrochem Inc.; (2) Vasomax(R), an oral medication to be marketed through a collaborative effort of Zonagen, Inc. and Schering Plough Pharmaceuticals; and (3) IC351, an oral formulation under development by the joint venture among ICOS and Eli Lilly & Co.

      We do not maintain product liability insurance and a claim against us could adversely effect our business. Adverse effects on consumers of our proposed products from the use or misuse of pharmaceutical products manufactured or licensed for manufacture by us could expose us to product liability claims. We do not carry product liability insurance and have not had any discussions with insurance underwriters. Although we intend to obtain product liability insurance coverage before commercialization of our proposed products, we may not be able to obtain adequate insurance coverage at an acceptable cost, if at all. Even if we obtain insurance coverage, a product liability claim could adversely affect our business, financial condition and results of operations.

      We do not expect to pay dividends on our common stock in the foreseeable future. Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

      We may issue additional shares of our capital stock that could dilute the value of your shares of common stock. We are authorized to issue 50,000,000 shares of our capital stock, consisting of 40,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. At November 30, 1999, 14,726,688 shares of our common stock and no shares of our preferred stock were issued and outstanding, 7,259,758 shares of our common stock are immediately issuable upon the exercise of immediately exercisable options and/or warrants and 1,235,834 shares of our common stock are immediately issuable upon conversion of our outstanding convertible notes. We may issue authorized and unissued shares of common or preferred stock that could dilute the earnings per share and book value of your shares of our common stock.

      We may need but be unable to attract and retain a corporate partner to develop our products. We do not currently have a corporate partner relationship with respect to any of our technologies or potential products. Given the high cost of funding clinical trials and bringing a proposed product through the governmental approval process to the commercial market, successful development and commercialization of our technologies and products may depend largely on our ability to establish one or more corporate partner relationships. We may not be able to establish these relationships on favorable terms, if at all.

      Potential disruption in operations due to Year 2000 problems. The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four to define the applicable year of business transactions. We have implemented a compliance review process and believe that it has adequately addressed the Year 2000 concerns as they relate to our internal information technology.

      While we believe the foregoing initiatives will minimize Year 2000 problems as pertaining to our internal operations, we may still be adversely impacted by Year 2000 issues as a result of problems relating to the state of preparedness of third parties outside of our control. We intend to evaluate the state of preparedness by such parties to address Year 2000 problems.

      Our expenditures on our Year 2000 program initiatives to date have been nominal, and we do not anticipate any significant future costs with becoming Year 2000 compliant.

      The failure to correct material Year 2000 problems could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the readiness of third parties, we are unable to determine at this time whether the consequences of failing to adequately address all Year 2000 concerns will have a material impact on our results of operations, liquidity or financial condition.

      Based on our internal assessment, we believe that the most likely worst case scenario would involve our suppliers. We have not determined the extent, or completed, activities to minimize the risk of the computer systems of our suppliers not being Year 2000 compliant, or not becoming compliant on a timely basis. Year 2000 problems could prevent any of our suppliers from timely delivery of products or services that we need. We currently believe that our costs to address the Year 2000 issue relating to our suppliers will not be material. To the extent practical, we believe we have identified alternative suppliers in the event our preferred suppliers cannot deliver products or services that we need on a timely basis.

                                 USE OF PROCEEDS

      We are registering the shares of common stock offered by this prospectus for the account of the selling shareholders identified in the section of this prospectus entitled "Selling Shareholders." Although we will receive the exercise price of any warrants exercised by the selling shareholders, all of the net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and/or officers. We have been informed that in the opinion of the Securities and Exchange Commission, our indemnification of our directors, officers or controlling persons for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

                              SELLING SHAREHOLDERS

      The selling shareholders are persons listed in the table below who own our common stock and warrants which they may exercise to obtain additional shares of our common stock. We are registering for the 52 selling shareholders an aggregate of 10,657,478 shares of common stock.

      The following table sets forth, as of November 30, 1999, (1) the name of each selling shareholder, (2) the number of shares of our common stock beneficially owned by each selling shareholder, including the number of shares purchasable upon exercise of their warrants, (3) the maximum number of shares of common stock which the selling shareholders can sell pursuant to this prospectus and (4) the number of shares of common stock underlying units that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of his or her shares of common stock offered by this prospectus.

      This offering will not affect the number of shares of common stock outstanding or the number of shares or percentage of ownership which persons, other than the selling shareholders, own. Because the selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

                            The Selling Shareholders

                                                                                 Number of
                                                                                  Shares
                                                                  Number of      of Common
                                                                  Shares of        Stock
                                                                Common Stock       To Be     Number of Shares
                                                                 Held Prior     Registered   of Common Stock
                                                                  To This        By This    To Be Owned After
    Name                                                         Offering(1)    Prospectus   This Offering(2)
    ----                                                         -----------    ----------   ----------------
    Active Site Partners                                            49,998         49,998          0
    Aries Domestic Fund II L.P.                                     15,999         15,999          0
    Aries Domestic Fund, L.P.                                      300,000        300,000          0
    The Aries Master Fund                                          684,000        684,000          0
    Berg, Christopher H.Revocable Trust                            105,000        105,000          0
    Bestley Holdings Ltd.                                          150,000        150,000          0
    Chessen, Kevin                                                  51,000         51,000          0
    Clarion Capital Corporation                                    249,999        249,999          0
    Clarion Offshore Fund                                          200,001        200,001          0
    Deephaven Opportunity Trading Fund LP                          249,000        249,000          0
    Duck, Charles, Jr.                                              61,500         60,000        1,500
    Engelberg, Claire                                               49,998         49,998          0
    Engleberg, Charles B.                                          613,232         60,000       553,232
    Feinstein, Dr. Herbert C.V.                                     60,000         60,000          0
    Feinstein, Jacob TTEE F/T Jacob & Gloria Feinstein
       Rev. Trust A DTD 9/18/92                                    100,002        100,002          0
    Fishbein, Allan and Anne                                       150,000        150,000          0
    Gaston, Richard                                                 99,999         99,999          0
    Gaston, Robert                                                  49,998         49,998          0
    Gelman, Marc A. and Ingrid E. Joint Tenants                     49,998         49,998          0
    Hase, Wong Yan Kit                                             150,000        150,000          0
    Hillsman, John                                                  49,998         49,998          0
    Ho-Yue, Dr. Wan                                                 30,000         30,000          0
    Hofung Holdings Ltd.                                           249,999        249,999          0
    Hung Kwong International Ltd.                                   52,500         52,500          0
    Jensen, C. James                                                48,000         48,000          0
    Koch, Robert L. & Pace, Cari L.                                 49,998         49,998          0
       Rev. Trust U/A DDT 6/4/93
    Koffman Securities Ltd.                                        180,000        180,000          0

    Lee, Daniel T.C.                                                99,999         99,999          0

                                                                                 Number of
                                                                                  Shares
                                                                  Number of      of Common
                                                                  Shares of        Stock
                                                                Common Stock       To Be     Number of Shares
                                                                 Held Prior     Registered   of Common Stock
                                                                  To This        By This    To Be Owned After
    Name                                                         Offering(1)    Prospectus   This Offering(2)
    ----                                                         -----------    ----------   ----------------
    Lee, Victor S.                                                 450,000        450,000          0
    Marksman Partners LP                                           220,001        200,001       20,000
    McDermott, Bernard J., Jr.                                      99,000         99,000          0
    McDermott, Joyce                                                99,000         99,000          0
    Nelson Capital Corporation                                     210,000        210,000          0
    Nob Hill Cap. Association LP                                    22,500         22,500          0
    Nob Hill Cap. Partner LP                                       127,500        127,500          0
    Oppenheim, Leonard A. and Dena G. JT WROS                      363,000        363,000          0
    Patriot Group                                                   60,000         60,000          0
    Pell, Lewis                                                    150,000        150,000          0
    Pequot Scout Fund, LP                                          499,998        499,998          0
    Prudent Bear Fund, Inc.                                        999,999        999,999          0
    Pryor Cashman Sherman & Flynn LLP (3)                          150,000        150,000          0
    Qureishi, A. Salam                                             210,000        210,000          0
    Qureishi, Lubina F. and Leila F.                                51,000         51,000          0
    Sacks, Debra                                                    19,998         19,998          0
    Sacks, Frances E.                                               19,998         19,998          0
    Sacks, Selig D., Esq. (4)                                      115,002        115,002          0
    Tan, Engsoon                                                    60,000         60,000          0
    Tong, Ng Yiu                                                   199,998        199,998          0
    Van, Winston                                                   150,000        150,000          0
    Vergemont International Limited                              2,000,000      2,000,000          0
    Wellchamp Investments Limited                                  300,000        300,000          0
    Willow Creek Capital Partners, L.P.                            201,000        201,000          0
    Wong, Peter C.Y.                                               199,998        199,998          0
    Yost, Stephan & Jania                                           54,000         54,000          0
                                                                ----------     ----------       -------
    Total                                                       11,232,210     10,657,478       574,732

----------
(1)   Includes shares of common stock and warrants to purchase common stock.
(2)   Assumes all shares of common stock registered by this prospectus are sold.
(3)   Pryor Cashman Sherman & Flynn LLP is our legal counsel.
(4) Selig Sacks is a partner of Pryor Cashman Sherman & Flynn LLP, our legal counsel.

      If and when the selling shareholders have exercised their warrants for shares of our common stock, the following selling shareholders will own greater than one percent of our common stock:

                Name                                       Percentage Ownership

Aries Domestic Fund, L.P.                                        2.02%
The Aries Master Fund                                            4.57%
Band & Co. (Prudent Bear Fund, Inc.)                             6.64%
Bestley Holdings Ltd.                                            1.02%
Clarion Capital Corporation                                      1.69%
Clarion Offshore Fund                                            1.35%
Deephaven Opportunity Trading Fund LP                            1.68%
Fishbein, Allan and Anne                                         1.02%
Hase, Wong Yan Kit                                               1.02%
Hofung Holdings Ltd.                                             1.69%
Koffman Securities Ltd.                                          1.22%
Lee, Victor S                                                    3.02%
Marksman Partners LP                                             1.35%
Nelson Capital Corporation                                       1.42%
Oppenheim, Leonard A. and Dena G. JT WROS                        2.44%
Pell, Lewis                                                      1.02%
Pequot Scout Fund, LP                                            3.36%
Pryor Cashman Sherman & Flynn LLP                                1.01%
Qureishi, A. Salam                                               1.42%
Tong, Ng Yiu                                                     1.35%
Van, Winston                                                     1.02%
Vergemont International Limited                                 11.96%
Wellchamp Investments Limited                                    2.02%
Willow Creek Capital Partners, L.P.                              1.36%
Wong, Peter C.Y                                                  1.35%

      Except for the relationship of Mr. Sacks with us as noted, no other selling shareholder has a current relationship with us or to our knowledge had a relationship with our predecessors and affiliates.

                              PLAN OF DISTRIBUTION

      Selling shareholders with common stock or once the selling shareholders exercise their warrants and obtain common stock, the selling shareholders may from time to time offer and sell their shares of common stock offered by this prospectus. We have registered their shares for resale to provide them with freely tradable securities. However, registration does not necessarily mean that they will offer and sell any of their shares.

Offer and Sale of Shares

      The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of common stock in the following manner:

      o in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

      o     in privately negotiated transactions.

      The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may sell their shares of common stock in one or more of the following transactions:

      o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of the exchange; and

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling shareholders may accept and, together with any agent of the selling shareholders, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus.

Brokers and Dealers

      Selling Through Brokers and Dealers. The selling shareholders may select brokers or dealers to sell their shares of common stock. Brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate in selling such shares. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with such sales, these brokers or dealers, any other participating brokers or dealers, and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under such rule rather than pursuant to this prospectus.

      Supplemental Prospectus Regarding Material Arrangements. If and when a selling shareholder notifies us that he, she or it has entered into a material arrangement with a broker or dealer for the sale of his, her or its shares of common stock offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act. The supplemental prospectus will provide: (1) the name(s) of each such selling shareholder(s) and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

      Commissions. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

Supplemental Prospectus Regarding Sales

      To the extent required, we will set forth in a prospectus supplement accompanying this prospectus or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer. The selling shareholders and agents who execute orders on their behalf may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

Compliance with State Securities Laws

      We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling shareholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states; or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such states' securities laws, the selling shareholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

Limitations Imposed by Exchange Act Rules and Regulations

      Certain provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations will apply to the selling shareholders and any other person engaged in a distribution of shares of the common stock. Such provisions may (1) limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or such other person; (2) affect the marketability of such stock; and (3) affect the brokers' and dealers' market-making activities with respect to such stock.

Payment of Incidental Expenses

      We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. We estimate such expenses to be approximately $38,800.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

      Pursuant to our articles of incorporation, we have the authority to issue 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. At November 30, 1999, 14,726,688 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

      Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of shares of common stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of common stock do not have preemptive rights to subscribe for any of our securities. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable. We may pay dividends to the holders of shares of common stock if and when our board of directors declares such dividends out of legally available funds.

      Rights Upon Liquidation. Under Nevada law, our stockholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

      Transfer Agent. Norwest Shareholder Services-Norwest Minnesota Bank is the registrar and transfer agent for our common stock.

                                  LEGAL MATTERS

      Pryor Cashman Sherman & Flynn LLP, New York, New York, will issue an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

                                  NEXMED, INC.

                                10,657,478 Shares

                                  Common Stock

                                -----------------

                                   PROSPECTUS

                                -----------------

                                December __, 1999

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      Estimated expenses to be paid by us, NexMed, Inc., in connection with the issuance and distribution of the securities being registered are as follows:

      Registration Fees                                  $ 8,800
      Legal Fees and Expenses                             25,000
      Accounting Fees and Expenses                         5,000
      Miscellaneous                                            0
                                                         -------
      Total                                              $38,800
                                                         =======

ITEM 15. Indemnification of Directors and Officers.

      Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our By-laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Nevada. Our By-laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

      Pursuant to Article X of our Amended and Restated Articles of Incorporation and to the extent permitted by the Nevada General Corporation Law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statues of Nevada. Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any and all persons and their respective heirs, administrators, successors, and assignees, who may serve at any time as directors or officers or who at the request of our Board of Directors may serve or, at any time, have served as directors or officers of another corporation in which we at such time owned or may own shares of stock or which we were or may be a creditor, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and reasonably incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of us, or such other corporation. However, no director or officer shall be indemnified and held harmless for matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty.

      Pursuant to Section 8.1 of our By-laws, no officer or director shall be personally liable for any obligations arising out of any his or her acts or conduct performed for or on our behalf. We shall indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his having been a director of officer or by reason of any action alleged to have been taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada General Corporation Law; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

      Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity which such person is or was serving in such capacity at the request of the corporation made a party to any threatened, pending or completed action, suit or proceeding, except by action by or in the right of the corporation, against expenses, including legal expenses, arising by reason of service in such capacity if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of corporation, indemnification may be made if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Section 78.751 of the Nevada General Corporation Law permits any discretionary indemnification under Section 78.502 of the Nevada General Corporation Law, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada General Corporation Law, authorized by determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made
(1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 16. Exhibits.

Exhibit No.     Description
-----------     -----------

   4.1          Form of Common Stock certificate(1)
   5.1 Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the common stock being registered
  23.1 Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)
  23.3          Consent of PricewaterhouseCoopers LLP

----------
(1) Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10-SB filed with the Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information.

ITEM 17. Undertakings.

      We, the undersigned Registrant, hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      We hereby further undertake that:

      (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 1st day of December, 1999.

                                            NEXMED, INC.


                                            By: /s/  Y. Joseph Mo
                                                --------------------------------
                                                     Y. Joseph Mo
                                                     Chairman of the
                                                     Board of Directors,
                                                     President and C.E.O.

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Y. Joseph Mo or Vivian H. Liu or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                TITLE                                 DATE
---------                -----                                 ----


/s/ Y. Joseph Mo         Chairman of the Board of              December 1, 1999
-----------------------  Directors, President and
Y. JOSEPH MO             C.E.O.


/s/ Vivian H. Liu        Vice President,                       December 1, 1999
-----------------------  Chief Financial Officer and
VIVIAN H. LIU            Secretary


/s/Gilbert S. Banker     Director                              December 1, 1999
-----------------------
GILBERT S. BANKER

/s/Robert W. Gracy       Director                              December 1, 1999
-----------------------
Robert W. Gracy


/s/Yu-Chung Wei          Director                              December 1, 1999
-----------------------
Yu-Chung Wei


/s/James L. Yeager       Director and Vice President           December 1, 1999
-----------------------
James L. Yeager

                                  EXHIBIT INDEX

                                                                 Sequentially
Exhibit                                                          Numbered
  No.          Description                                       Page
  ---          -----------                                       ----

   4.1         Form of Common Stock certificate(1)
   5.1 Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the common stock being registered
   23.1        Consent of Pryor Cashman Sherman & Flynn LLP
               (included as part of Exhibit 5.1)
   23.2        Consent of PricewaterhouseCoopers, LLP

----------
(1) Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10-SB filed with the Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information.